PRESS RELEASE
FOR IMMEDIATE RELEASE – February 19, 2021 Contact: John Davis
New York, New York (800) 348-1414

Royce Global Value Trust, Inc. Announces Non-Fundamental Investment Policy Change

Royce Global Value Trust, Inc. (NYSE: RGT) (the “Fund”) today announced that its Board of Directors (the “Board”) approved a change to one of its non-fundamental investment policies. Currently, the Fund must invest at least 65% of its net assets in the equity securities of companies headquartered in at least three countries outside the United States. The Board approved reducing such percentage from 65% to 40% of the Fund’s net assets, effective on or about May 1, 2021. Such reduction in the percentage of the Fund’s net assets required to be invested in companies headquartered outside the United States will provide Royce Investment Partners, the Fund’s investment adviser (“Royce”), with the flexibility, when and to the extent deemed appropriate by Royce, to bring the Fund’s relative allocation between U.S. companies and non-U.S. companies closer to that of its benchmark index. Such change will also cause the Fund’s investment policies regarding non-U.S. investments to be more in line with those of other registered funds that pursue “global” investment mandates.

About Royce Global Value Trust, Inc.

Royce Global Value Trust, Inc. is a closed-end diversified management investment company whose Shares are listed and traded on the New York Stock Exchange. The Fund invests in both U.S. and non-U.S. common stocks (generally market caps up to $10 billion).

For further information on The Royce Funds, please visit our web site at: www.royceinvest.com.

Forward Looking Statement

This press release is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to differ materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the SEC, including the Fund’s Annual Report to Stockholders on Form N-CSR for the year ended December 31, 2019, the Fund’s Semiannual Report to Stockholders on Form N-CSRS for the six-month period ended June 30, 2020, and subsequent filings with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Fund does not undertake any responsibility to update publicly or revise any forward-looking statement.